Exhibit 99.1

Century Reports 2009 Financial Results

MONTEREY, CA. February 23, 2010 -- Century Aluminum Company (NASDAQ:CENX) reported a net loss of $24.4 million ($0.28 per basic and diluted common share) for the fourth quarter of 2009.  Financial results were negatively impacted by net after- tax expense of $11.5 million related to the purchase of downside aluminum price protection for a portion of Century’s U.S. production through 2010, and a net after-tax charge of $5.3 million for losses on early extinguishment and modification of debt.   Financial results were positively impacted by a $6.6 million benefit related to discrete income tax adjustments.  Cost of sales for the quarter includes a $17.2 million net after-tax charge for the portion of power costs at Hawesville payable by the previous power supplier per the terms of the power agreements.

For the fourth quarter of 2008, Century reported a net loss, as adjusted, of $693.5 million ($14.14 per basic and diluted common share).  Reported results were impacted by a charge for goodwill impairment of $94.8 million, a tax charge of $522.9 million related to the recording of a valuation allowance on deferred tax assets and an inventory write down to market value of $55.9 million.

Recent highlights include:
•	The Grundartangi smelter shipped at an annualized rate of 276,000 metric tons in the fourth quarter. Shipments for the full year increased 2 percent over 2008.
•	Nordural continued to advance the development of the Helguvik smelter in preparation for an anticipated restart of major construction activity in 2010.
•	Century retired $128 million principal amount of its 1.75% Convertible Senior Notes in exchange for 11.4 million shares of its common stock.
•
Century exchanged $247 million principal amount of new 8% Senior Secured Notes for $245 million principal amount of existing 7.5% Senior Notes  and revised certain indenture terms to provide the Company with increased operating flexibility.

•	Cash at December 31, 2009 was $198 million.

For 2009, the company reported a net loss of $206.0 million ($2.73 per basic and diluted common share).  These results were negatively impacted by several items, including:  a net after-tax charge of $41.7 million for costs associated with production curtailments at U.S. smelters; a $73.2 million net after-tax impairment charge associated with the divestiture of our alumina and bauxite  investments; a net after- tax charge of $11.0 million related to the purchase of downside aluminum price protection for a portion of our U.S. production through 2010; and a net after-tax charge of $4.7 million for losses on early extinguishment and modification of debt.  Results for the year were positively impacted by a net after-tax benefit of $57.8 million, primarily from realized and unrealized gains related to the termination of the existing power contract and its replacement with a new power contract at Hawesville and a $14.3 million benefit related to discrete income tax adjustments.  Net after-tax inventory lower of cost or market adjustments of $33.6 million favorably impacted the yearly results.  Cost of sales for the year includes a $31.6 million net after-tax charge for the portion of power costs at Hawesville payable by the previous power supplier per the terms of the power agreements.

For 2008, Century reported a net loss, as adjusted, of $895.2 million ($20.00 per basic and diluted common share). Included in these results is a net after tax charge of $742.1 million for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting. Full year results were also impacted by a charge for goodwill impairment of $94.8 million, a tax charge of $522.9 million related to the recording of a valuation allowance on deferred tax assets and an inventory write down to market value of $55.9 million.

Sales for the fourth quarter of 2009 were $256.8 million compared with $402.2 million for the fourth quarter of 2008. Shipments of primary aluminum for the 2009 fourth quarter were 147,700 tonnes, compared with 202,260 tonnes shipped in the year-ago quarter. Sales for 2009 were $899 million compared with $1,971 million for 2008, and total 2009 primary aluminum shipments of 605,126 tonnes compared with 803,771 tonnes shipped in 2008.

"Century's operating environment generally improved during the latter part of 2009, in concert with global economic conditions," remarked Logan W. Kruger, president and chief executive officer.  "Demand for aluminum and other industrial metals has remained stable in the developed economies; in addition, economic indicators in these regions have generally shown improvement.  China's impressive growth has continued despite recent signals that its government will act to contain potential economic excesses; economies in India and certain other developing regions have also performed strongly.  Despite these encouraging signs, aluminum inventory levels remain elevated and higher cost capacity in the western world has continued to operate.  In this environment of ongoing uncertainty and volatility, we remain committed to protecting the company's financial strength and flexibility while investing significant effort and resources toward preserving and enhancing our attractive growth opportunities.

"During the last months of the year we took additional steps to further bolster Century's financial strength.  We completed two exchange offers and consent solicitations for our public debt securities; these transactions decreased our leverage, lessened our near-term maturities and improved the company's overall operating flexibility.  The restructuring and cost reduction actions we took in 2009 have produced a cost structure which provides for attractive conversion of higher aluminum prices into increased profitability and cash flow.  These results are the direct outcome of the dedication and skill of the leadership teams and employees at all of our facilities.

"We continue to expend significant effort on the development of our new smelter at Helguvik," concluded Mr. Kruger.  "We remain convinced this project is unique in the world in terms of strategic location, overall operating environment and cost structure; we are confident it will provide our shareholders with attractive returns for decades.  We have made encouraging progress on our financing program for the project.  In addition, we are focusing on the major elements required for a full restart of construction activities; the most significant of these items remains finalizing the power arrangements, including confirmation of the financing plans of the power suppliers.  Assuming a satisfactory conclusion of these discussions in the near term, we believe we can achieve a restart of major construction around the middle of the year.”

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, California.
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Century Aluminum’s quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.

Contacts:
Mike Dildine (media)	831-642-9364
Shelly Lair (investors	831-642-9357

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Cautionary Statement
This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Century Aluminum Company
Consolidated Statements of Operations
(in Thousands, Except Per Share Amounts)
(Unaudited)

	Three months ended December 31		Year ended December 31
	2009	2008	2009	2008
		As Adjusted		As Adjusted
NET SALES
Third-party customers	$187,906	$271,119	$668,344	$1,474,815
Related parties	68,908	131,079	230,909	495,961
	256,814	402,198	899,253	1,970,776

COST OF GOODS SOLD	242,539	464,776	964,918	1,659,152

GROSS PROFIT (LOSS)	14,275	(62,578)	(65,665)	311,624

GOODWILL IMPAIRMENT	-	94,844	-	94,844
OTHER OPERATING EXPENSE (INCOME) – Net	6,013	-	(16,088)	-
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	15,093	4,253	47,879	48,223

OPERATING INCOME (LOSS)	(6,831)	(161,675)	(97,456)	168,557

INTEREST EXPENSE – Net	(6,305)	(6,851)	(29,093)	(24,349)
INTEREST (EXPENSE) INCOME, RELATED PARTIES –Net	141	171	572	(827)
NET LOSS ON FORWARD CONTRACTS	(11,631)	(13,253)	(19,415)	(744,448)
OTHER EXPENSE - Net	(4,852)	(581)	(4,751)	(2,178)
LOSS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF JOINT VENTURES	(29,478)	(182,189)	(150,143)	(603,245)

INCOME TAX (EXPENSE) BENEFIT	4,257	(515,797)	12,357	(308,848)

LOSS BEFORE EQUITY IN EARNINGS OF JOINT VENTURES	(25,221)	(697,986)	(137,786)	(912,093)

EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES	867	4,440	(68,196)	16,906

NET LOSS	$(24,354)	$(693,546)	$(205,982)	$(895,187)

LOSS PER COMMON SHARE
Basic and Diluted	$(0.28)	$(14.14)	$(2.73)	$(20.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	88,160	49,051	75,343	44,759

Century Aluminum Company
Consolidated Balance Sheets
(Dollars in Thousands)
(Unaudited)

	December 31, 2009	December 31, 2008
		As Adjusted
ASSETS
Current Assets:
Cash	$198,234	$129,400
Restricted cash	8,879	865
Short-term investments	-	13,686
Accounts receivable - net	37,706	60,859
Due from affiliates	19,255	39,062
Inventories	131,473	138,111
Prepaid and other current assets	93,921	99,861
Deferred taxes – current portion	-	32,290
Total current assets	489,468	514,134
Property, plant and equipment – net	1,298,288	1,340,037
Intangible asset – net	-	32,527
Due from affiliates – less current portion	5,859	7,599
Other assets	68,135	141,061
Total	$1,861,750	$2,035,358

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$77,301	$102,143
Due to affiliates	32,708	70,957
Accrued and other current liabilities	38,598	58,777
Accrued employee benefits costs – current portion	12,997	12,070
Convertible senior notes	43,239	152,700
Industrial revenue bonds	7,815	7,815
Total current liabilities	212,658	404,462

Senior notes payable	247,624	250,000
Revolving credit facility	-	25,000
Accrued pension benefit costs – less current portion	43,281	50,008
Accrued postretirement benefit costs – less current portion	177,231	219,539
Other liabilities	31,604	33,464
Deferred taxes	81,622	71,805
Total noncurrent liabilities	581,362	649,816

Shareholders’ Equity:
Preferred stock (one cent par value, 5,000,000 shares authorized; 83,452 shares outstanding at December 31, 2009 and 155,787 at December 31, 2008)	1	2
Common stock (one cent par value, 195,000,000 shares authorized and 92,530,068 shares outstanding at December 31, 2009; 100,000,000 shares authorized and 49,052,692 shares outstanding at December 31, 2008)	925	491
Additional paid-in capital	2,501,389	2,272,128
Accumulated other comprehensive loss	(74,270)	(137,208)
Accumulated deficit	(1,360,315)	(1,154,333)
Total shareholders’ equity	1,067,730	981,080
Total	$1,861,750	$2,035,358

Century Aluminum Company
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Year ended December 31,
	2009	2008
		As Adjusted
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(205,982)	$(895,187)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Unrealized net loss on forward contracts	11,956	602,389
Unrealized gain on contractual receivable	(81,557)	-
Realized benefit of contractual receivable	26,025	-
Goodwill impairment	-	94,844
Write-off of intangible asset	23,759	-
Accrued plant and other curtailment costs – net	9,940	-
Lower of cost or market adjustment	(47,152)	55,865
Depreciation and amortization	72,624	84,268
Deferred income taxes	44,952	319,063
Pension and other postretirement benefits	12,952	16,430
Stock-based compensation	3,338	11,753
Non-cash loss on early extinguishment and modification of debt	2,325	-
Equity investment impairment	73,234	-
Undistributed earnings of joint ventures	(5,038)	(16,906)
Change in operating assets and liabilities:
Accounts receivable – net	23,154	32,592
Purchase of short-term trading securities	-	(106,532)
Sale of short-term trading securities	13,686	373,015
Due from affiliates	21,625	(12,369)
Inventories	35,766	(18,839)
Prepaid and other current assets	44,847	11,502
Accounts payable, trade	(17,596)	(1,515)
Due to affiliates	(11,961)	(1,153,348)
Accrued and other current liabilities	(15,448)	(69,728)
Other – net	3,950	7,265
Net cash provided by (used in) operating activities	39,399	(665,438)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(16,935)	(44,205)
Nordural expansion	(21,981)	(80,314)
Investments in and advances to joint ventures	(1,044)	(36,974)
Payment received on advances from joint ventures	1,761	1,754
Restricted and other cash deposits	(8,014)	8
Net cash used in investing activities	(46,213)	(159,731)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt – related party	-	(505,198)
Borrowing under revolving credit facility	-	35,000
Repayment under revolving credit facility	(25,000)	(10,000)
Financing fees	(2,429)	-
Excess tax benefits from share-based compensation	-	657
Issuance of preferred stock	-	929,480
Issuance of common stock – net	103,077	443,668
Net cash provided by financing activities	75,648	893,607

CHANGE IN CASH	68,834	68,438

CASH, BEGINNING OF PERIOD	129,400	60,962

CASH, END OF PERIOD	$198,234	$129,400

Century Aluminum Company
Selected Operating Data
 (Unaudited)

SHIPMENTS – PRIMARY ALUMINUM

	Direct(1)			Toll
	Metric Tons	(000) Pounds	$/Pound	Metric Tons	(000) Pounds	(000) Revenue
2009
4th Quarter	78,095	172,168	$0.92	69,605	153,450	$ 98,331
3rd Quarter	77,023	169,807	$0.82	69,222	152,609	$ 88,780
2nd Quarter	76,817	169,353	$0.69	68,876	151,846	$ 72,136
1st Quarter	97,392	214,712	$0.72	68,096	150,126	$ 71,048
Total	329,327	726,040	$0.78	275,799	608,031	$330,295

2008
4th Quarter	132,477	292,061	$1.00	69,783	153,844	$111,159
3rd Quarter	135,200	298,065	$1.36	68,418	150,835	$148,227
2nd Quarter	131,639	290,214	$1.37	66,533	146,681	$147,128
1st Quarter	133,004	293,223	$1.17	66,717	147,086	$127,177
Total	532,320	1,173,563	$1.23	271,451	598,446	$533,691

(1) Does not include Toll shipments from Nordural Grundartangi